Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	John L. Calmes, Jr.

President and Chief Executive Officer

(864) 298-9800

GREENVILLE, S.C. (October 23, 2026) - World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its second quarter of fiscal 2027.

WORLD ACCEPTANCE CORPORATION REPORTS FISCAL 2027 SECOND QUARTER RESULTS

Second fiscal quarter highlights

Highlights from the second quarter include:

•	Net income of $8.8 million, or $1.92 per diluted share, in the second quarter, a $10.4 million increase, or $2.25 increase per share, compared to the same quarter of the prior fiscal year;
•	Total revenues increased $4.4 million to $139.2 million, or 3.2%, compared to the same quarter of the prior fiscal year;
•	Loans 0-60 days past due on a recency basis decreased from 20.0% as of September 30, 2025, to 18.9% as of September 30, 2026;
•	Loans 61 days or more past due on a recency basis decreased from 5.8% as of September 30, 2025, to 5.4% as of September 30, 2026; and
•	Repurchased 133,199 shares, or 3.0% of the outstanding shares, for approximately $25.0 million during the quarter.

Portfolio results

Gross loans outstanding were $1.319 billion as of September 30, 2026, a 0.3% increase from the $1.315 billion of gross loans outstanding as of September 30, 2025.

During the most recent quarter, borrowing by existing customers increased, compared to the prior-year quarter, while borrowing by new customers declined. Refinanced customer loan volume increased 4.4% in the most recent quarter, compared to the same quarter of fiscal year 2026. New and former customer loan volume decreased 18.1% and 9.9%, respectively, compared to the same quarter of fiscal year 2026. At the end of the prior fiscal year, we tightened our underwriting of new customers given the proportion of new customers already in the portfolio and increasing macroeconomic uncertainty. As a result, our customer base decreased by 5.4% during the twelve-month period ended September 30, 2026, compared to an increase of 6.2% for the comparable period ended September 30, 2025. We have since loosened underwriting and expect to carefully increase new customer lending in the coming quarters.

The following table includes the volume of gross loan origination balances, excluding tax advance loans, by customer type for the following comparative quarterly periods:

	Q2 FY 2027	Q2 FY 2026	Q2 FY 2025
New Customers	$51,154,557	$62,445,847	$44,479,349
Former Customers	$94,397,825	$104,794,933	$100,630,514
Refinance Customers	$587,613,067	$562,635,073	$557,020,707

As of September 30, 2026, World Acceptance Corporation (the "Company" or "we") had 1,009 open branches. For branches open at least twelve months, same store gross loans increased 0.1% in the twelve-month period ended September 30, 2026, compared to a 3.3% increase for the twelve-month period ended September 30, 2025. For branches open throughout both periods, the customer base over the twelve-month period ended September 30, 2026, decreased 5.2%, compared to an increase of 7.9% for the twelve-month period ended September 30, 2025.

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WRLD Reports Fiscal 2027 Second Quarter Results

Three-month financial results

Net income for the second quarter of fiscal 2027 increased by $10.4 million to $8.8 million from a net loss of $1.7 million for the same quarter of the prior fiscal year. Net income per diluted share was $1.92 in the second quarter of fiscal 2027, compared to $0.33 of net loss per diluted share for the same quarter of the prior year.

Total revenues for the second quarter of fiscal 2027 increased to $139.2 million, a 3.2% increase from $134.8 million for the same quarter of the prior fiscal year. Interest and fee income increased 3.6%, from $119.0 million in the second quarter of fiscal 2026 to $123.3 million in the second quarter of fiscal 2027. Insurance income decreased to $11.6 million in the second quarter of fiscal 2027, compared to $11.9 million in the second quarter of fiscal 2026. Interest and insurance yields for the quarter ended September 30, 2026, increased 158 basis points, compared to the quarter ended September 30, 2025. Other income increased $0.3 million, or 8.3%, to $4.3 million in the second quarter of fiscal 2027, compared to $4.0 million in the second quarter of fiscal 2026.

The provision for credit losses decreased $3.8 million to $46.0 million, from $49.8 million when comparing the second quarter of fiscal 2027 to the second quarter of fiscal 2026. The table below itemizes the key components of the current expected credit loss ("CECL") allowance and provision impact during the quarter.

CECL Allowance and Provision (Dollars in millions)	Q2 FY 2027	Q2 FY 2026	Difference	Reconciliation
Beginning Allowance - June 30	$112.5	$109.1	$3.4
Change due to Growth	$2.1	$4.3	$(2.2)	$(2.2)
Change due to Expected Loss Rate on Performing Loans	$1.5	$2.9	$(1.4)	$(1.4)
Change due to 90 days past due	$0.2	$1.5	$(1.3)	$(1.3)
Ending Allowance - September 30	$116.3	$117.8	$(1.5)	$(4.9)
Net Charge-offs	$42.2	$41.1	$1.1	$1.1
Provision	$46.0	$49.8	$(3.8)	$(3.8)

Note: The change in allowance for the quarter plus net charge-offs for the quarter equals the provision for the quarter (see above reconciliation).

Net charge-offs for the quarter increased $1.1 million, from $41.1 million in the second quarter of fiscal 2026, to $42.2 million in the second quarter of fiscal 2027. Net charge-offs as a percentage of average net loans receivable on an annualized basis increased to 17.6% in the second quarter of fiscal 2027 from 17.1% in the second quarter of fiscal 2026.

Accounts 61 days or more past due decreased to 5.4% on a recency basis at September 30, 2026, compared to 5.8% at September 30, 2025. Recency delinquency on accounts 0 to 60 days past due decreased from 20.0% at September 30, 2025, to 18.9% at September 30, 2026. Our allowance for credit losses as a percentage of net loans receivable was 12.0% at September 30, 2026, compared to 12.1% at September 30, 2025.

The table below reflects the customer tenure-based methodology, which aligns with our CECL methodology and illustrates changes in portfolio weighting.

Gross Loan Balance By Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years	Total
09/30/2021	$455,201,848	$939,669,804	$1,394,871,652
09/30/2022	$481,374,232	$1,117,025,275	$1,598,399,507
09/30/2023	$324,731,250	$1,054,823,272	$1,379,554,522
09/30/2024	$259,160,389	$1,036,732,429	$1,295,892,818
09/30/2025	$325,775,472	$989,710,451	$1,315,485,923
09/30/2026	$323,282,660	$991,271,916	$1,314,554,576

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WRLD Reports Fiscal 2027 Second Quarter Results

Year-Over-Year Growth (Decline) in Gross Loan Balance by Customer Tenure at Origination
12 Month Period Ended	Less Than 2 Years	More Than 2 Years	Total
09/30/2021	$89,959,257	$195,487,499	$285,446,756
09/30/2022	$26,172,384	$177,355,471	$203,527,855
09/30/2023	$(156,642,982)	$(62,202,003)	$(218,844,985)
09/30/2024	$(65,570,861)	$(18,090,843)	$(83,661,704)
09/30/2025	$66,615,083	$(47,021,978)	$19,593,105
09/30/2026	$(2,492,812)	$1,561,465	$(931,347)

Portfolio Mix by Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years
09/30/2021	32.6%	67.4%
09/30/2022	30.1%	69.9%
09/30/2023	23.5%	76.5%
09/30/2024	20.0%	80.0%
09/30/2025	24.8%	75.2%
09/30/2026	24.6%	75.4%

General and administrative (“G&A”) expenses decreased $2.1 million, or 2.9%, to $69.9 million in the second quarter of fiscal 2027, compared to $72.0 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses decreased from 53.4% during the second quarter of fiscal 2026 to 50.2% during the second quarter of fiscal 2027.

Personnel expense decreased $3.8 million, or 8.0%, during the second quarter of fiscal 2027, compared to the second quarter of fiscal 2026.

Salary expense decreased approximately $0.3 million, or 1.0%, during the quarter ended September 30, 2026, compared to the quarter ended September 30, 2025. Our headcount as of September 30, 2026, decreased 3.4%, compared to September 30, 2025.

Benefit expense increased approximately $0.4 million, or 4.9%, when comparing the quarterly periods ended September 30, 2026 and 2025.

Incentive expense decreased $4.2 million in the second quarter of fiscal 2027, compared to the second quarter of fiscal 2026. The decrease in incentive expense is primarily due to a decrease in share-based compensation expense.

Occupancy and equipment expense increased approximately $0.5 million, or 4.4%, when comparing the quarterly periods ended September 30, 2026 and 2025.

Advertising expense increased $0.8 million, or 36.7%, in the second quarter of fiscal 2027, compared to the second quarter of fiscal 2026 due to increased spending on new customer acquisition programs.

Interest expense for the quarter ended September 30, 2026, decreased by $2.7 million, or 18.8%, from the corresponding quarter of the previous year. Interest expense decreased primarily because the prior-year quarter included a $3.0 million early call penalty on our long-term notes and a $0.7 million write-off of the remaining unamortized debt issuance costs, neither of which recurred in the current quarter. This decrease was partially offset by a 13.3% increase in average debt outstanding. The average debt outstanding increased from $514.4 million to $582.8 million, when comparing the quarters ended September 30, 2025 and 2026. The Company’s debt to equity ratio increased to 1.7:1 at September 30, 2026, compared to 1.6:1 at September 30, 2025. As of September 30, 2026, the Company had $592.1 million of debt outstanding.

Other key return ratios for the second quarter of fiscal 2027 included a 4.6% return on average assets and a return on average equity of 13.9% (both on a trailing twelve-month basis).

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WRLD Reports Fiscal 2027 Second Quarter Results

The Company repurchased 133,199 shares, or 3.0% of its outstanding common stock, at an aggregate purchase price of approximately $25.0 million during the second quarter of fiscal 2027. This is in addition to repurchases of 15,858 shares during the first quarter at an aggregate purchase price of approximately $2.2 million. The Company repurchased 3.3% of its outstanding shares year to date. This is in addition to repurchases of 858,642 shares during fiscal 2026 at an aggregate purchase price of approximately $132.4 million. As of September 30, 2026, the Company had approximately $25.0 million in aggregate remaining repurchase capacity under its current share repurchase program and $47.5 million in aggregate remaining repurchase capacity under the terms of its revolving credit facility (subject to further board approval). The Company repurchased 400,617 shares during fiscal 2025 at an aggregate purchase price of approximately $54.2 million. The Company had approximately 4.5 million common shares outstanding, excluding 131,690 unvested restricted shares, as of September 30, 2026.

Six-month financial results

Net income for the six months ended September 30, 2026, was $14.9 million, compared to net loss of $0.1 million for the same period of the prior fiscal year. This resulted in net income of $3.25 per diluted share for the six months ended September 30, 2026, compared to net loss of $0.01 per diluted share in the prior-year period. Income before taxes for the six months ended September 30, 2026, was $19.6 million compared to $1.0 million in the prior-year period. The six months ended September 30, 2026, included $4.8 million ($3.6 million after tax) in expense related to the CEO transition. Adjusted net income, a non-GAAP financial measure that excludes the after-tax impact of the CEO transition expense, was $18.5 million for the six months ended September 30, 2026, and adjusted net income per diluted share was $4.05. A reconciliation of each non-GAAP measure to the most directly comparable GAAP measure is provided under "Non-GAAP Financial Measures" below.

Total revenues for the first six months of fiscal 2027 increased 4.0% to $278.4 million, compared to $267.6 million during the corresponding period of the previous year, mostly due to a portfolio shift in mix to higher-yielding smaller loans. Annualized net charge-offs as a percent of average net loans decreased from 18.3% during the first six months of fiscal 2026 to 17.9% for the first six months of fiscal 2027.

Non-GAAP financial measures

From time-to-time the Company uses certain financial measures derived on a basis other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. Such financial measures qualify as “non-GAAP financial measures” as defined in SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items and other infrequent charges. The Company may present these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components to understanding and assessing the Company’s financial performance. Such non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are, thus, susceptible to varying calculations, any non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies.

For purposes of assessing performance, the Company has presented adjusted net income and adjusted net income per diluted share for the six-months ended September 30, 2026, to remove the after-tax impact of the CEO transition expense from the corresponding GAAP earnings metrics. Management believes these non-GAAP measures provide investors with useful supplemental information regarding the Company's operating performance by excluding an item management does not consider indicative of ongoing operations.

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WRLD Reports Fiscal 2027 Second Quarter Results

This measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP earnings or other income statement data prepared in accordance with GAAP. The following table reconciles GAAP income before income taxes to Adjusted net income:

	Six months ended September 30,	Six months ended September 30,
	2026	2025

Income before income taxes	$19,565,948	$965,157

Expenses:
Personnel	4,317,348	—
Other	484,272	—
Adjusted income before income taxes	24,367,568	965,157
Income tax expense at actual rate	5,848,216	1,042,303
Adjusted net income (loss)	$18,519,352	$(77,146)

Weighted average dilutive shares outstanding	4,569,698	5,158,066

Adjusted net income (loss) per common share, diluted	$4.05	$(0.01)

About World Acceptance Corporation (World Finance)

Founded in 1962, World Acceptance Corporation (NASDAQ: WRLD), is a people-focused finance company that provides personal installment loan solutions and personal tax preparation and filing services to over one million customers each year. Headquartered in Greenville, South Carolina, the Company operates more than 1,000 community-based World Finance branches across 16 states. The Company primarily serves a segment of the population that does not have ready access to credit; however, unlike many other lenders in this segment, we strive to work with our customers to understand their broader financial pictures, ensure they have the ability and stability to make payments, and help them achieve their financial goals. For more information, visit www.loansbyworld.com.

Second quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern Time today. A simulcast of the conference call will be available on the Internet at https://event.choruscall.com/mediaframe/webcast.html?webcastid=035RXwGf. The call will be available for replay on the Internet for approximately 30 days.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

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WRLD Reports Fiscal 2027 Second Quarter Results

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” "intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented, including pursuant to policies of the current U.S. administration; changes in the U.S. tax code; the nature and scope of regulatory authority, particularly discretionary authority, that is or may be exercised by regulators, including, but not limited to, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory examinations, proceedings and litigation; employee misconduct or misconduct by third parties; uncertainties associated with management turnover and the effective succession of senior management, including the recent CEO transition; media and public characterization of consumer installment loans; labor unrest; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; the impact of inflation and macroeconomic uncertainty; political and other risks, including the impact of wars, geopolitical conflict, regional conflicts and terrorism; risks relating to the acquisition or sale of assets or businesses or other strategic initiatives, including increased loan delinquencies or net charge-offs, the loss of key personnel, integration or migration issues, the failure to achieve anticipated synergies, increased costs of servicing, incomplete records, and retention of customers; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats or incidents, including the potential or actual misappropriation of assets or sensitive information, corruption of data or operational disruption and the cost of the associated response thereto; our dependence on debt and the potential impact of limitations in the Company’s revolving credit facility and warehouse facility or other impacts on the Company's ability to borrow money on favorable terms, or at all; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); the impact of extreme weather events and natural disasters; changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2026, as filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

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WRLD Reports Fiscal 2027 Second Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2026	2025	2026	2025
Revenues:
Interest and fee income	$123,277	$118,958	$244,792	$234,261
Insurance and other income, net	15,930	15,890	33,624	33,362
Total revenues	139,207	134,848	278,416	267,623

Expenses:
Provision for credit losses	46,002	49,841	89,759	100,357
General and administrative expenses:
Personnel	44,146	47,989	94,972	93,751
Occupancy and equipment	12,345	11,820	24,380	23,605
Advertising	2,968	2,171	5,093	4,470
Amortization of intangible assets	752	809	1,526	1,640
Other	9,675	9,180	20,046	18,863
Total general and administrative expenses	69,886	71,969	146,017	142,329

Interest expense	11,651	14,343	23,074	23,972
Total expenses	127,539	136,153	258,850	266,658

Income (loss) before income taxes	11,668	(1,305)	19,566	965

Income tax expense	2,913	358	4,705	1,042

Net income (loss)	$8,755	$(1,663)	$14,861	$(77)

Net income (loss) per common share, diluted	$1.92	$(0.33)	$3.25	$(0.01)

Weighted average diluted shares outstanding	4,558	5,093	4,570	5,158

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WRLD Reports Fiscal 2027 Second Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands)

	September 30, 2026	March 31, 2026	September 30, 2025
ASSETS
Cash	$8,308	$6,071	$9,409
Gross loans receivable	1,319,019	1,278,988	1,315,492
Less:
Unearned interest, insurance and fees	(346,909)	(325,064)	(339,119)
Allowance for credit losses	(116,326)	(112,047)	(117,797)
Loans receivable, net	855,784	841,877	858,576
Restricted cash	19,001	23,303	5,473
Income taxes receivable	5,887	2,421	11,574
Operating lease right-of-use assets, net	75,608	71,527	73,051
Property and equipment, net	17,021	17,431	18,465
Deferred income taxes, net	38,182	41,241	33,176
Other assets, net	54,041	38,669	40,191
Goodwill	7,371	7,371	7,371
Intangible assets, net	2,684	4,209	5,755
Total assets	$1,083,887	$1,054,120	$1,063,041

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Revolving credit facility	$502,521	$443,935	$584,586
Warehouse facility	89,572	143,293	—
Operating lease liability	78,075	73,965	75,497
Accounts payable and accrued expenses	61,820	37,996	36,632
Deferred revenue (contract liability)	3,061	3,926	2,644
Total liabilities	735,049	703,115	699,359

Shareholders' equity	348,838	351,005	363,682
Total liabilities and shareholders' equity	$1,083,887	$1,054,120	$1,063,041

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WRLD Reports Fiscal 2027 Second Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED STATISTICS

(unaudited and in thousands, except percentages and branches)

	Three months ended September 30,		Six months ended September 30,
	2026	2025	2026	2025

Gross loans receivable	$1,319,019	$1,315,492	$1,319,019	$1,315,492
Average gross loans receivable (1)	1,303,977	1,294,106	1,292,621	1,267,156
Net loans receivable (2)	972,110	976,373	972,110	976,373
Average net loans receivable (3)	961,198	959,473	956,064	941,397

Expenses as a percentage of total revenue:
Provision for credit losses	33.0%	37.0%	32.2%	37.5%
General and administrative	50.2%	53.4%	52.4%	53.2%
Interest expense	8.4%	10.6%	8.3%	9.0%
Operating income as a % of total revenue (4)	16.8%	9.7%	15.3%	9.3%

Loan volume (5)	733,123	729,803	1,492,040	1,481,305

Net charge-offs as percent of average net loans receivable on an annualized basis	17.6%	17.1%	17.9%	18.3%

Return on average assets (trailing 12 months)	4.6%	5.5%	4.6%	5.5%

Return on average equity (trailing 12 months)	13.9%	13.9%	13.9%	13.9%

Branches opened or acquired (merged or closed), net	—	(1)	—	(11)

Branches open (at period end)	1,009	1,013	1,009	1,013

(1) Average gross loans receivable is determined by averaging month-end gross loans receivable over the indicated period.

(2) Net loans receivable is defined as gross loans receivable less unearned interest, insurance and fees.

(3) Average net loans receivable is determined by averaging month-end gross loans receivable less unearned interest, insurance and fees over the indicated period.

(4) Operating income is computed as total revenues less provision for credit losses and general and administrative expenses.

(5) Loan volume includes all loan balances originated by the Company. It does not include loans purchased through acquisitions.

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